Nucor Reports Results For Second Quarter And First Half Of 2014

CHARLOTTE, N.C., July 24, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $147.0 million, or $0.46 per diluted share, for the second quarter of 2014. By comparison, Nucor reported net earnings of $111.0 million, or $0.35 per diluted share, in the first quarter of 2014 and net earnings of $85.1 million, or $0.27 per diluted share, in the second quarter of 2013. Second quarter of 2014 diluted net earnings per share of $0.46 was above our guidance range of $0.35 to $0.40 per diluted share due to better than forecasted performance in the steel mills segment.

In the first half of 2014, Nucor reported consolidated net earnings of $258.1 million, or $0.80 per diluted share, compared with consolidated net earnings of $169.9 million, or $0.53 per diluted share, in the first half of last year.

Nucor's results include no charge to value inventories using the last-in, first-out (LIFO) method of accounting in the second quarter of 2014, compared with a charge of $14.5 million ($0.03 per diluted share) recorded in the first quarter of 2014 and no charge in the second quarter of 2013. As a result, the LIFO charge in the first half of 2014 was $14.5 million ($0.03 per diluted share), compared with a charge of $18.0 million ($0.03 per diluted share) in the first half of 2013. The second quarter of 2014 included $20.3 million ($0.04 per diluted share) of higher employee stock-based compensation expense than the first quarter of 2014 and was comparable to the second quarter of 2013 due to the timing of annual grants that are typically authorized in June of each year. Included in the first quarter of 2014 earnings was a $12.8 million ($0.04 per diluted share) charge primarily related to tax legislation changes in the state of New York. Also included in first quarter results was a $9.0 million charge ($0.02 per diluted share) related to the disposal of assets within the steel mills segment.

Nucor's consolidated net sales increased 4% to $5.29 billion in the second quarter of 2014 compared with $5.11 billion in the first quarter of 2014 and increased 13% compared with $4.67 billion in the second quarter of 2013. Average sales price per ton increased 1% over the first quarter of 2014 and increased 4% over the second quarter of 2013. Total tons shipped to outside customers were 6,370,000 tons in the second quarter of 2014, a 3% increase over the first quarter of 2014 and an increase of 9% over the second quarter of 2013. Total second quarter steel mill shipments increased 1% over the first quarter of 2014 and 9% over the second quarter of 2013. Second quarter downstream steel products shipments to outside customers increased 17% over the first quarter of 2014 and increased 11% over the second quarter of 2013.

In the first half of 2014, Nucor's consolidated net sales increased 13% to $10.40 billion, compared with $9.22 billion in last year's first half. Total tons shipped to outside customers increased 9% from the first half of 2013, while average sales price per ton increased 4%.

The average scrap and scrap substitute cost per ton used in the second quarter of 2014 was $384, a 4% decrease from $398 in the first quarter of 2014 and an increase of 2% over $377 in the second quarter of 2013. The average scrap and scrap substitute cost per ton used in the first half of 2014 was $391, an increase of 3% over $378 in the first half of 2013.

Overall operating rates at our steel mills increased to 79% in the second quarter of 2014 as compared with 75% in the first quarter of 2014 and 73% in the second quarter of 2013. Steel mill utilization increased to 77% in the first half of 2014 from 73% in the first half of 2013.

Total steel mill energy costs in the second quarter of 2014 decreased approximately $3 per ton compared with the first quarter of 2014 and increased $1 per ton over the second quarter of 2013. Energy costs for the first half of 2014 increased $3 per ton over the first half of 2013 due to increased natural gas and electricity unit costs.

Our liquidity position remains strong with $1.17 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018.

In June, Nucor's board of directors declared a cash dividend of $0.37 per share payable on August 11, 2014 to stockholders of record on June 30, 2014. This dividend is Nucor's 165th consecutive quarterly cash dividend, a record we expect to continue.

Second quarter of 2014 earnings increased compared with the first quarter of 2014 due in large part to improved performance by the steel mills segment, particularly at our sheet and bar mills. Sheet steel profitability improved because of higher sales volumes and margin improvement due to continued strong demand and supply disruptions at some of our competitors. Our bar mills also benefited from higher sales volumes and margin improvement. Nucor-Yamato Steel underwent a planned three week outage in the second quarter which contributed to decreased volumes for structural steel. The improved results of the steel mills segment were achieved despite imports being at levels not seen since 2006. Our fabricated construction products businesses (rebar fabrication, joist and decking and pre-engineered metal buildings) returned to solid profitability in the second quarter of 2014, reflecting improving conditions in the nonresidential construction markets.

The performance of our raw materials segment decreased in the second quarter of 2014 compared with the first quarter of 2014 due to an operating loss at our new direct reduced iron (DRI) plant in St. James Parish, Louisiana, which was consistent with our guidance. The Louisiana DRI plant underwent a three week outage in the second quarter to implement adjustments that will improve yield and conversion costs. The Louisiana DRI plant has continued to exceed our volume expectations while producing excellent quality DRI units. Also within the raw materials segment, The David J. Joseph Company experienced decreased profitability in the second quarter of 2014 compared to the first quarter of 2014 due to lower scrap selling prices.

We currently expect to see a stronger improvement in earnings for the third quarter of 2014. Although non-residential construction markets remain at historically low levels, they are improving at a moderate pace. We therefore expect further increased operating profits in our downstream products businesses. Steel mill profitability is also expected to improve in the third quarter of 2014 as our Nucor-Yamato Steel division has no planned outage and sheet and plate margins continue to benefit from positive pricing trends. We also expect improvement in the performance of the Louisiana DRI facility in the third quarter, with profitable performance anticipated by the end of the year.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2013 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 24, 2014 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 5, 2014	June 29, 2013	Percentage Change	July 5, 2014	June 29, 2013	Percentage Change
Steel mills production	5,324	4,892	9%	10,518	9,710	8%
Steel mills total shipments	5,477	5,025	9%	10,909	10,100	8%

Sales tons to outside customers:
Steel mills	4,646	4,274	9%	9,246	8,608	7%
Joist	97	91	7%	189	162	17%
Deck	101	83	22%	188	152	24%
Cold finished	133	124	7%	271	246	10%
Fabricated concrete
reinforcing steel	321	280	15%	560	508	10%
Other	1,072	987	9%	2,105	1,869	13%
	6,370	5,839	9%	12,559	11,545	9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013

Net sales	$ 5,291,075	$ 4,665,588	$ 10,399,519	$ 9,216,360

Costs, expenses and other:
Cost of products sold	4,875,208	4,352,463	9,606,450	8,600,019
Marketing, administrative and other expenses	132,813	123,150	266,247	239,375
Equity in earnings of
unconsolidated affiliates	(3,202)	(1,585)	(7,676)	(413)
Interest expense, net	44,391	39,228	85,132	71,719
	5,049,210	4,513,256	9,950,153	8,910,700
Earnings before income taxes and
noncontrolling interests	241,865	152,332	449,366	305,660
Provision for income taxes	74,930	46,062	152,735	88,662
Net earnings	166,935	106,270	296,631	216,998
Earnings attributable to
noncontrolling interests	19,894	21,125	38,559	47,064
Net earnings attributable to
Nucor stockholders	$ 147,041	$ 85,145	$ 258,072	$ 169,934

Net earnings per share:
Basic	$0.46	$0.27	$0.80	$0.53
Diluted	$0.46	$0.27	$0.80	$0.53

Average shares outstanding:
Basic	319,693	318,903	319,597	318,796
Diluted	319,981	319,023	319,872	318,934

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 5, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,067,561	$ 1,483,252
Short-term investments	100,000	28,191
Accounts receivable, net	2,071,439	1,810,987
Inventories, net	2,738,658	2,605,609
Other current assets	517,132	482,007

Total current assets	6,494,790	6,410,046

Property, plant and equipment, net	4,971,813	4,917,024

Goodwill	1,971,452	1,973,608

Other intangible assets, net	842,445	874,154

Other assets	1,030,388	1,028,451

Total assets	$ 15,310,888	$ 15,203,283

LIABILITIES
Current liabilities:
Short-term debt	$ 42,414	$ 29,202
Long-term debt due within one year	11,300	3,300
Accounts payable	1,124,077	1,117,078
Salaries, wages and related accruals	276,660	282,860
Accrued expenses and other current liabilities	562,775	527,776

Total current liabilities	2,017,226	1,960,216

Long-term debt due after one year	4,368,900	4,376,900

Deferred credits and other liabilities	978,749	955,889

Total liabilities	7,364,875	7,293,005

EQUITY
Nucor stockholders' equity:
Common stock	151,172	151,010
Additional paid-in capital	1,867,948	1,843,353
Retained earnings	7,160,952	7,140,440
Accumulated other comprehensive (loss) income,
net of income taxes	(3,952)	9,080
Treasury stock	(1,495,298)	(1,498,114)
Total Nucor stockholders' equity	7,680,822	7,645,769

Noncontrolling interests	265,191	264,509

Total equity	7,946,013	7,910,278

Total liabilities and equity	$ 15,310,888	$ 15,203,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 5, 2014	June 29, 2013

Operating activities:
Net earnings	$ 296,631	$ 216,998
Adjustments:
Depreciation	326,429	258,390
Amortization	36,265	37,575
Stock-based compensation	33,752	34,043
Deferred income taxes	(5,121)	12,304
Distributions from affiliates	11,504	7,708
Equity in earnings of unconsolidated affiliates	(7,676)	(413)
Loss on assets	9,046	-
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(249,196)	(70,785)
Inventories	(130,463)	36,087
Accounts payable	90,460	(44,724)
Federal income taxes	14,100	3,709
Salaries, wages and related accruals	(1,672)	(35,332)
Other	19,270	29,414

Cash provided by operating activities	443,329	484,974

Investing activities:
Capital expenditures	(446,798)	(621,306)
Investment in and advances to affiliates	(68,491)	(43,485)
Repayment of advances to affiliates	15,000	30,500
Disposition of plant and equipment	12,858	10,145
Acquisitions (net of cash acquired)	(38,466)	-
Purchases of investments	(100,000)	(19,390)
Proceeds from the sale of investments	27,529	73,428
Proceeds from the sale of restricted investments	-	148,725
Changes in restricted cash	-	55,355

Cash used in investing activities	(598,368)	(366,028)

Financing activities:
Net change in short-term debt	13,212	1,796
Repayment of long-term debt	-	(250,000)
Excess tax benefits from stock-based compensation	2,700	1,700
Distributions to noncontrolling interests	(37,877)	(57,266)
Cash dividends	(237,369)	(235,280)
Other financing activities	(1,123)	109

Cash used in financing activities	(260,457)	(538,941)

Effect of exchange rate changes on cash	(195)	(2,400)

Decrease in cash and cash equivalents	(415,691)	(422,395)

Cash and cash equivalents - beginning of year	1,483,252	1,052,862

Cash and cash equivalents - end of six months	$ 1,067,561	$ 630,467

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (96,023)	$ (20,537)

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208